                                 EXHIBIT 99.7

                            COMMERCE GROUP CORP.

                            6001 NORTH 91ST ST.

                      MILWAUKEE, WISCONSIN  53225-1795

                               (414) 462-5310

                            FAX (414) 462-5312

                       E-MAIL  info@commercegroupcorp.com

                      WEBSITE www.commercegroupcorp.com

                     AND/OR COMMERCE/SANSEB JOINT VENTURE (Joint Venture)

                     AND/OR HOMESPAN REALTY CO., INC. (Homespan)

                     AND/OR ECOMM GROUP INC. (Ecomm)

                     AND/OR SAN LUIS ESTATES, INC. (SLE)

                     AND/OR SAN SEBASTIAN GOLD MINES, INC. (Sanseb)

                     AND/OR UNIVERSAL DEVELOPERS, INC. (UDI)

                     ALL LOCATED AT THE SAME ADDRESS

May 30, 2008

Mr. John E. Machulak

Machulak, Robertson & Sodos, S.C. (Law Firm)

1733 North Farwell Avenue

Milwaukee, Wisconsin  53202

Dear Mr. Machulak:

At today's Commerce Group Corp. (Commerce) Directors' meeting, the

Directors were informed about the annual confirmation, disclosure and status letter from Commerce, its subsidiaries, its affiliates, and the

Joint Venture, and to establish and confirm the amount due and the collateral pledged along with any other Commerce obligations or agreements made to Machulak, Robertson & Sodos, S.C. (Law Firm) referred to as Lender, as of Commerce's fiscal year ended March 31, 2008.  Today,

Commerce's Directors, by unanimous consent, approved, ratified and confirmed the contents of this letter and authorized me to submit its understanding of your status with Commerce, which is as follows:

1.   Accrued Legal Fees

     The Law Firm which represents Commerce in which a son of the

     President is a principal is owed the sum of $454,443.75 for 2,019.75 hours of legal services rendered from July 1980 through February 29,

     2008.  By agreement on the date of payment, these fees are to be adjusted to commensurate with the current hourly fees charged by the

     Law Firm.  Such adjustment was made during this fiscal period to correspond with the current hourly rate change.


Mr. John E. Machulak

Machulak, Robertson & Sodos, S.C. (Law Firm)

May 30, 2008

Page 2 of 8 Pages

     As of March 31, 2008, the following parties are collectively and individually identified as the Lender(s): General Lumber & Supply

     Co., Inc. (GLSCO); Edward L. Machulak  as an individual and not as a

     Director or Officer of Commerce (ELM); the Edward L. Machulak

     Rollover Individual Retirement Account (ELM RIRA), the Sylvia

     Machulak Rollover Individual Retirement Account (SM RIRA), Sylvia

     Machulak, as a consultant and as an individual (SM), John E.

     Machulak and Susan R. Robertson, husband and wife (M&R), the

     Machulak, Robertson & Sodos, S.C. Law Firm (Law Firm), Circular

     Marketing, Inc. (CMI) and Edward A. Machulak as an individual (EAM).

2.   Collateral Pledged

     The following collateral has been previously assigned to certain

     Lenders, including John E. Machulak and Susan R. Robertson, husband and wife (M&R), the Machulak, Robertson & Sodos, S.C. Law Firm (Law

     Firm), Circular Marketing, Inc. (CMI) and Edward A.  Machulak as an

     individual (EAM) as of March 31, 2007, pursuant to resolutions adopted by the Directors:

     (1)  Commerce/Sanseb Joint Venture (Joint Venture)

          Both Commerce and San Sebastian Gold Mines, Inc. have assigned all of the rights, title, claims, remedies and interest that each has in the Joint Venture to the Lenders.  Reference is made to Historical information - San Sebastian Gold Mine

          Concession.

     (2)  New SSGM Exploration Concession/License (New SSGM) -

          approximately 40.7694 square kilometers (10,070 acres)

          Government of El Salvador Resolution No. 27.

          On October 20, 2002, the Company applied for the New SSGM,

          which covers an area of 42 square kilometers and includes

          approximately 1.2306 square kilometers of the Renewed SSGM.

          The New SSGM is in the jurisdiction of the City of Santa Rosa de Lima in the Department of La Union and in the Nueva Esparta

          in the Department of Morazan, Republic of El Salvador, Central

          America.  On February 24, 2003, the El Salvador Department of

          Hydrocarbons and Mines (DHM) issued the New SSGM for a period of four years starting from the date following the notification of this resolution which was received on March 3, 2003.  The

          New SSGM may be extended for two two-year periods, or for a total of eight years.  Besides the San Sebastian Gold Mine,

          three other formerly operative gold and silver mines known as the La Lola Mine, the Santa Lucia Mine, and the Tabanco Mine

          are included in the New SSGM and are being


Mr. John E. Machulak

Machulak, Robertson & Sodos, S.C. (Law Firm)

May 30, 2008

Page 3 of 8 Pages

          explored.  The Company has complied as required by filing its annual activity report and it paid the annual surface tax.

          This concession had been assigned collectively to all of the

          Lenders named herein on May 12, 2003 and the assignment was included in the May 12, 2003 confirmation agreement as Exhibit

          B.

      (3) Lease agreement by and between Mineral San Sebastian Sociedad

          Anomina de Capital Variable (Misanse) and Commerce dated

          January 14, 2003

          The term of this lease agreement coincides with the term of the

          Renewed San Sebastian Gold Mine Exploitation Concession and

          consists of 1,470 acres owned by Misanse.  This lease agreement has been assigned to all of the Lenders named herein on May 12,

          2003 and the assignment was included in the May 12, 2003

          confirmation agreement as Exhibit B.

      (4) Renewed San Sebastian Gold Mine Exploitation Concession/License

          (Renewed SSGM) - approximately 1.2306 square kilometers (304 acres), Department of La Union, El Salvador, Central America

          (pledged and assigned as collateral on May 10, 2004) Government of El Salvador Agreement No. 591.

          On September 6, 2002, at a meeting held with the El Salvadoran

          Minister of Economy and the DHM, it was agreed to submit an application for the Renewed SSGM for a 30-year term and to simultaneously cancel the concession obtained on July 23, 1987.

          On September 26, 2002, the Company filed this application.  On

          February 28, 2003 (received March 3, 2003) the DHM admitted to the receipt of the application and the Company proceeded to file public notices as required by Article 40 of the El

          Salvadoran Mining Law and its Reform (MLIR).  On April 16,

          2003, the Company's El Salvadoran legal counsel filed with the

          DHM notice that it believed that it complied with the

          requirements of Article 40, and that there were no objections;

          and requested that the DHM make its inspection as required by

          MLIR Article 42.  The Company then provided a bond which was required by the DHM to protect third parties against any damage caused from the mining operations, and it simultaneously paid the annual surface t ax.  On August 29, 2003 the Office of the

          Ministry of Economy formally presented the Company with the twenty-year Renewed SSGM which was dated August 18, 2003.  This

          Renewed SSGM replaces the collateral that the same parties held with the previous concession.  On May 20, 2004 (delivered June

          4, 2004) the Government of El Salvador, under their Agreement

          Number 591, extended the exploitation concession for a period of 30 years.  A copy of the assignment dated May 10, 2004, is attached to the May 10, 2004 confirmation letter as Exhibit B and the Renewed SSGM agreement is attached to Exhibit B and referred to as Exhibit 1.


Mr. John E. Machulak

Machulak, Robertson & Sodos, S.C. (Law Firm)

May 30, 2008

Page 4 of 8 Pages

      (5) San Cristobal Mill and Plant (SCMP) three-year lease by and between Commerce and Corporacion Salvadorena de Inversiones

          (Corsain), an El Salvadoran governmental agency, executed on

          Monday, April 26, 2004, retroactive to November 13, 2003.

          Pledged and assigned as collateral on May 10, 2004.

          The renewed three-year SCMP lease for the property located near the City of El Divisadero was finalized and executed on Monday,

          April 26, 2004, and is retroactive to November 13, 2003.  This

          May 10, 2004 assignment is included in the May 10, 2004

          confirmation letter as Exhibit B and the lease agreement is attached to Exhibit B and referred to as Exhibit 2.

          On March 25, 2008 a nineteen-month lease retroactive to

          November 12, 2006 was executed by and between Corsain and

          Commerce.  The lease was renewed on June 12, 2008 for a

          six-month period to expire on December 11, 2008.  Reference is made to Exhibit 10.16 of Commerce's Form 10-K for its fiscal year ended March 31, 2008 for a copy of this lease.

      (6) Nueva Esparta Exploration Concession/License (Nueva Esparta) -

          45 square kilometers (11,115 acres) Resolution No. 271

          On or about October 20, 2002, the Company filed an application with the DHM for the Nueva Esparta Exploration

          Concession/License which consists of 45 square kilometers and is located north and adjacent to the New SSGM.  On May 25, 2004 the Government of El Salvador, under their Resolution No. 271,

          issued the Nueva Esparta Exploration Concession/License for a

          period of four years starting from the date following the

          notification of this resolution which was received on June 4,

          2004.  This concession/license may be extended for two two-year periods or for a total of eight years.  This rectangular area is in the Departments of La Union (east) and Morazan (west) and in the jurisdiction of the City of Santa Rosa de Lima, El

          Salvador, Central America.  Included in the Nueva Esparta are

          eight other formerly operated gold and silver mines known as:

          the Banadero Mine, the Carrizal Mine, the Copetillo Mine, the

          Grande Mine, the La Joya Mine, the Las Pinas Mine, the

          Montemayor Mine, and the Or o Mine.  A copy of the assignment dated May 9, 2005 was attached to the May 9, 2005 confirmation letter as Exhibit C and the Nueva Esparta Exploration

          Concession is attached to Exhibit C and referred to as Exhibit

          1.


Mr. John E. Machulak

Machulak, Robertson & Sodos, S.C. (Law Firm)

May 30, 2008

Page 5 of 8 Pages

      (7) Acknowledgment of collateral provided through March 31, 2008

          Commerce's Directors have on May 30, 2008 authorized and

          directed Commerce's Officers to assign all of the rights,

          titles, claims, remedies and interest in all of its assets that it has, including any assets owned by the Joint Venture, to

          GLSCO, ELM, the ELM RIRA, the SM RIRA, SM, and from March 31,

          2007 to include M&R, the Law Firm, CMI and EAM, collectively and individually referred to as Lenders, as additional

          collateral for all of the outstanding loans and obligations as of March 31, 2008, including all future advances of any kind.

5.   Cross Pledge Collateral Agreement

     GLSCO, ELM, the ELM RIRA, the SM RIRA and SM individually are entitled to specific collateral that has been pledged to them by

     Commerce, its subsidiaries, affiliates and the Joint Venture.  Upon default by Commerce, or its subsidiaries or affiliates or the Joint

     Venture, then GLSCO, ELM, the ELM RIRA, the SM RIRA and SM have the first right to the proceeds from the specific collateral pledged to each of them.  Commerce, its subsidiaries, affiliates, and the Joint

     Venture also have cross-pledged the collateral without diminishing the rights of the specific collateral pledged to each of the following:  GLSCO, ELM, the ELM RIRA, the SM RIRA and SM.  The

     purpose and the intent of the cross pledge of collateral is to assure GLSCO, ELM, the ELM RIRA, the SM RIRA, and SM, that each of them would be paid in full; thus, any excess collateral that would be available is for the purpose of satisfying any debts and obligations due to each of the named parties.  The formula to be used (after deducting the payments made from the specific

     collateral) is to total all of the debts due to GLSCO, ELM, the ELM

     RIRA, the SM RIRA, SM, and from March 31, 2007 to include M&R, the

     Law Firm, CMI and EAM, and then to divide this total debt into each individual debt to establish each individual's percentage of the outstanding debt due.  This percentage then will be multiplied by the total of the excess collateral to determine the amount of proceeds each party should receive from the excess collateral.  Then the amount due to each of them would be distributed accordingly.

6.   Cancellation of Inter-Company Debts Upon Default

     Since certain of the collateral specifically or collectively pledged to GLSCO, ELM, the ELM RIRA, the SM RIRA, SM and from March 31, 2007 to include M&R, the Law Firm, CMI and EAM, consists of the common stock of Homespan, Ecomm, Sanseb, SLE, Misanse, UDI and the interest in the ownership of the Joint Venture, Commerce


Mr. John E. Machulak

Machulak, Robertson & Sodos, S.C. (Law Firm)

May 30, 2008

Page 6 of 8 Pages

     agreed, upon default of the payment of principal or interest to any of the individual Lender(s) mentioned herein, that it will automatically cancel any inter-company debts owed to Commerce by any of its wholly-owned subsidiaries or affiliates or the Joint Venture at such time as any of the stock or Joint Venture ownership is transferred to the collateral holders as a result of default of any promissory note.

7.   Guarantors

     This agreement further confirms that Commerce and all of the following are guarantors to the obligations due to the Law Firm and to the loans made by the Law Firm to Commerce:  Joint Venture,

     Homespan, Ecomm, SLE, Sanseb and UDI.  They jointly and severally guarantee payment of the note(s) that they caused to be issued and also agree that these note(s) may be accelerated in accordance with the provisions contained in the agreement and/or any collateral or mortgages securing these notes.  Also, Commerce, all of its subsidiaries and the Joint Venture agree to the cross pledge of collateral for the benefit of GLSCO, ELM, the ELM RIRA, the SM RIRA,

     SM, and from March 31, 2007 to include M&R, the Law Firm, CMI and

     EAM.  Reference is made to Exhibit 5 included in the April 9, 1990 confirmation letter.

8.   Re-Execution Agreement(s)

     In the event the Law Firm deems that it is necessary or advisable for the Law Firm to have Commerce re-execute any document(s) entered into, including, but not limited to the promissory note(s) or collateral agreement(s), Commerce will re-execute such document(s)

     reasonably required by the Law Firm.  Commerce also acknowledges that Commerce may be liable to pay certain costs related to any of the transactions entered into with the Law Firm.  If at a later date the Law Firm determines that an error has been made in the payment of such costs to the Law Firm, then the Law Firm may demand payment and Commerce does hereby agree to make such payment forthwith.  All requests for corrections of any errors and/or payment of costs shall be complied with by Commerce within seven (7) days of the Law Firm's written request.  The failure of Commerce to comply with Commerce's obligation(s) hereunder shall constitute a default and shall entitle the Law Firm to the remedies available for default under any provisions of the agreements including, but not limited to the promissory note(s) and/or the collateral pledge agreement(s) and/or any other Commerce obligation(s).


Mr. John E. Machulak

Machulak, Robertson & Sodos, S.C. (Law Firm)

May 30, 2008

Page 7 of 8 Pages

9.    Omissions

      Commerce believes that it has included all of its obligations,

      monies due and has listed all of the collateral due to the Law

      Firm, however, since these transactions have taken place over  a long period of time in which changes could have taken place, it is possible that inadvertently some item(s), particularly collateral,

      could have been omitted.  If that should prove to be a fact, then

      Commerce, the Joint Venture, Homespan, Ecomm, SLE, Sanseb, and UDI

      agree that those omissions of collateral, if any, are meant to be included as collateral under this confirmation agreement.

If you are in agreement with the contents of this letter, please sign below and return one copy to Commerce.

Very truly yours,

COMMERCE GROUP CORP.

/s/ Christine M. Wolski

Christine M. Wolski

Secretary


Mr. John E. Machulak

Machulak, Robertson & Sodos, S.C. (Law Firm)

May 30, 2008

Page 8 of 8 Pages

The contents of this letter are agreed by the following:

COMMERCE/SANSEB JOINT VENTURE              HOMESPAN REALTY COMPANY, INC.

as Guarantor (Joint Venture)               as Guarantor (Homespan)

/s/ Edward A. Machulak                     /s/ Edward A. Machulak

---------------------------------------    ------------------------------

By:  Edward A. Machulak, Auth. Designee    By:  Edward A. Machulak, President

ECOMM GROUP INC.                           SAN LUIS ESTATES, INC.

as Guarantor (Ecomm)                       as Guarantor (SLE)

/s/ Edward A. Machulak                     /s/ Edward A. Machulak

---------------------------------------    ------------------------------

By:  Edward A. Machulak, President         By: Edward A. Machulak, President

SAN SEBASTIAN GOLD MINES, INC.             UNIVERSAL DEVELOPERS, INC.

as Guarantor (Sanseb)                      as Guarantor (UDI)

/s/ Edward A. Machulak                     /s/ Edward A. Machulak

---------------------------------------    ------------------------------

By:  Edward A. Machulak, President         By:  Edward A. Machulak, President

Accepted by:

MACHULAK, ROBERTSON & SODOS, S.C. (Law Firm)

/s/ John E. Machulak

--------------------------------------------

By:  John E. Machulak, Authorized Signer

Date:  May 30, 2008